Keryx Biopharmaceuticals, Inc. Announces Appointment of Senior Pharmaceutical Executive to Board of Directors

Wednesday January 4, 8:29 am ET

Jonathan Spicehandler, M.D., Chairman of Schering Plough Research Institute, Joins Board

NEW YORK, Jan. 4 /PRNewswire-FirstCall/ --Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX - News) today announced the appointment of Jonathan Spicehandler, M.D., to the Company's Board of Directors.

Jonathan Spicehandler, M.D., is currently the Chairman of Schering-Plough Research Institute, the pharmaceutical research arm of Schering-Plough Corporation, a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical and health care products worldwide. Dr. Spicehandler assumed his present position in March 2002. He serves as a scientific advisor to the Schering-Plough Operating Committee as well as to senior management. Dr. Spicehandler also served as President, Schering-Plough Research Institute. He joined the company in 1982 as Senior Director - Immunology and Anti-Infective Clinical Research in 1991; Vice President - Operations in 1992; and President, Schering-Plough Research Institute in 1993. Dr. Spicehandler received his B.A. in biology from Union College in New York and his M.D. degree, cum laude, from the St. Louis University School of Medicine.

Dr. Spicehandler played a major leadership role in the development and approval of several well-known drugs, including: (1) intron-A® (recombinant interferon-alpha 2-b), for the treatment of malignant melanoma, hairy cell leukemia, AIDS-related Kaposi's sarcoma, chronic hepatitis C and chronic hepatitis B, (2) temodar® (temozolomide) for the treatment of glioblastoma and refractory anaplastic astrocytoma, (3) Clarinex®/Claritin® (anti-histamine), for the treatment of seasonal allergic rhinitis, (4) peg-intron® (pegilated interferon-alpha 2-b), for the treatment of hepatitis C, and (5) rebetol® (ribavirin), for the treatment of hepatitis C in combination with interferon.

"We are very excited that Dr. Spicehandler has agreed to join our Board of Directors," stated Michael S. Weiss, chairman and chief executive officer of Keryx. Weiss continued, "With his extensive range of pharmaceutical experience, Dr. Spicehandler's participation on the board and his guidance will further enhance our efforts to become a leading biotechnology company."

Dr. Spicehandler also serves as a director of XTL Biotechnologies, Ltd., also a publicly-traded biotechnology company.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is KRX-101 (sulodexide), a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. KRX-101 is in a pivotal Phase 3 and Phase 4 clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

KERYX CONTACT:	Ron Bentsur
Vice President - Finance & Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: ron@keryx.com